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
                                  Exhibit 12.1
                    Equipment Leasing Corporation of America
                      Statement re:  Computation of Ratios
                                                     Fiscal Years Ended April 30,             Six Months Ended October 31,
                                   1996         1995        1994          1993         1992         1996         1995
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Rent Expense                 $    4,046   $    3,899   $    3,804   $    3,754   $    3,737   $    2,031   $    1,964

 x.30 (A)                           x.3          x.3          x.3          x.3          x.3          x.3          x.3
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Assumed Fixed Charges
 Included in Rent Expense         1,214        1,170        1,141        1,126        1,121          609          589

Preferred Dividend Requirements      ---          ---          ---          ---          ---          ---          ---

Interest Expense (B)          1,446,802    1,380,989    1,626,408    1,380,546    1,060,579      719,228      735,208
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Fixed Charges           1,448,016    1,382,159    1,627,549    1,381,672    1,061,700      719,837      735,797

Plus:  Pre-Tax Income (Loss)   (701,713)    (481,794)    (198,906)    (226,801)     166,191     (440,193)    (171,136)
                             -----------   ----------   ----------   ----------   ----------   ----------   ----------
Pre-Tax Income (Loss) Plus
 Fixed Charges               $  746,303   $  900,365   $1,428,643   $1,154,871   $1,227,891   $  279,644   $  564,661
Pre-Tax Income (Loss) Plus   -----------   ----------   ----------   ----------   ----------   ----------   ----------
 Fixed Charges divided
 by Fixed Charges (rounded)         .52          .65          .88          .84         1.16          .39          .77

(A) Assumed percentage of interest included in rental expense.

(B) ELCOA's amortization of deferred registration costs related to its offer and sale of Demand, Fixed Rate, and Money
Market Thrift Certificates are also included in the amounts of $64,380, $66,498 $63,370, $60,000, and $52,411 for the
fiscal years ended April 30, 1996, 1995, 1994, 1993, and 1992, respectively, and $27,238 and $32,126 for the six month periods ended October 31, 1996 and 1995, respectively.
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